Exhibit 10.1

AGREEMENT FOR MANAGEMENT COMMITTEE

ARAMARK CORPORATION

AGREEMENT RELATING TO EMPLOYMENT AND

POST-EMPLOYMENT COMPETITION

This Agreement is between the undersigned individual (“Employee”) and ARAMARK CORPORATION (“ARAMARK”).

RECITALS

WHEREAS, ARAMARK is a leading provider of managed services to business and industry, private and public institutions, and the general public, in the following business groups: food and support services and uniform and career apparel;

WHEREAS, ARAMARK has a proprietary interest in its business and financial plans and systems, methods of operation and other secret and confidential information, knowledge and data (“Proprietary Information”) which includes, but is not limited to, all confidential, proprietary or non-public information, ideas and concepts; annual and strategic business plans; financial plans, reports and systems including, profit and loss statements, sales, accounting forms and procedures and other information regarding costs, pricing and the financial condition of ARAMARK and its business segments and groups; management development reviews, including information regarding the capabilities and experience of ARAMARK employees; intellectual property, including patents, inventions, discoveries, research and development, compounds, recipes, formulae, reports, protocols, computer software and databases; information regarding ARAMARK’s relationships with its clients, customers, and suppliers and prospective clients, partners, customers and suppliers; policy and procedure manuals, information regarding materials and documents in any form or medium (including oral, written, tangible, intangible, or electronic) concerning any of the above, or any past, current or future business activities of ARAMARK that is not publicly available; compensation, recruiting and training, and human resource policies and procedures; and data compilations, research, reports, structures, compounds, techniques, methods, processes, know-how;

WHEREAS, all such Proprietary Information is developed at great expense to ARAMARK and is considered by ARAMARK to be confidential trade secrets;

WHEREAS, Employee, as a senior manager, will have access to ARAMARK’s Proprietary Information, directly in the course of Employee’s employment, and indirectly through interaction with and presentations by other ARAMARK senior managers at the Executive Leadership Institute, Executive Leadership Council meetings, Presidents’ Council meetings and the like;

WHEREAS, ARAMARK will introduce Employee to ARAMARK clients, customers, suppliers and others, and will encourage, and provide resources for, Employee to develop personal relationships with ARAMARK’s clients, customers, suppliers and others;

WHEREAS, ARAMARK will provide specialized training and skills to Employee in connection with the performance of Employee’s duties at ARAMARK which training involves the disclosure by ARAMARK to Employee of Proprietary Information;

WHEREAS, ARAMARK will be vulnerable to unfair post-employment competition by Employee because Employee will have access to and knowledge of ARAMARK’s Proprietary Information, will have a personal relationship with ARAMARK’s clients, customers, suppliers and others, and will generate good will which Employee acknowledges belongs to ARAMARK;

NOW, THEREFORE, in consideration of Employee’s employment with ARAMARK, the opportunity to receive the grant of options to purchase common stock of ARAMARK Holdings Corporation (“Holdings”), severance and other post-employment benefits provided for herein (including pursuant to Exhibit A hereto to which Employee acknowledges he or she is not otherwise entitled), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee agrees to enter into this Agreement with ARAMARK as a condition of employment pursuant to which ARAMARK will limit Employee’s right to compete against ARAMARK during and following termination of employment on the terms set forth in this Agreement. Intending to be legally bound, the parties agree as follows:

ARTICLE 1. NON-DISCLOSURE AND NON-DISPARAGEMENT: Employee shall not, during or after termination of employment, directly or indirectly, in any manner utilize or disclose to any person, firm, corporation, association or other entity, except where required by law, any Proprietary Information which is not generally known to the public, or has not otherwise been disclosed or recognized as standard practice in the industries in which ARAMARK is engaged. Employee shall, during and after termination of employment, refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding ARAMARK, or any of ARAMARK’s officers, directors, personnel, policies or products, other than to comply with law.

ARTICLE 2. NON-COMPETITION:

A.

Subject to Article 2. B. below, Employee, during Employee’s period of employment with ARAMARK, and for a period of two years following the voluntary or involuntary termination of employment, shall not, without ARAMARK’s written permission, which shall be granted or denied in ARAMARK’s sole discretion, directly or indirectly, associate with (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise), or acquire or maintain ownership interest in, any Business which is competitive with that conducted by or developed for later implementation by ARAMARK at any time during the term of Employee’s employment, provided, however, if Employee’s employment is (i) involuntarily terminated by ARAMARK for any reason other than Cause (as defined herein), or (ii) terminated by Employee for Good Reason (as defined in Exhibit A) at any time either (x) prior to January 26, 2010 or (y) thereafter, following a Change of Control (as defined in Exhibit A) occurring after the date of this Agreement, then the term of the non-competition provision set forth herein will be modified to be one year following such termination of employment. For purposes of this Agreement, “Business” shall be defined as a person, corporation, firm, LLC, partnership, joint venture or other entity. Nothing in the foregoing shall prevent Employee from investing in a Business that is or becomes publicly traded, if Employee’s ownership is as a passive investor of less than 1% of the outstanding publicly traded stock of the Business.

B.	The provision set forth in Article 2.A above, shall apply to the full extent permitted by law (i) in all fifty states, and (ii) each foreign country, possession or territory in which ARAMARK may be engaged in, or have plans to engage in, business (x) during Employee’s period of employment, or (y) in the case of a termination of employment, as of the effective date of such termination or at any time during the twenty-four month period prior thereto.

C.

Employee acknowledges that these restrictions are reasonable and necessary to protect the business interests of ARAMARK, and that enforcement of the provisions set forth in this Article 2 will not unnecessarily or unreasonably impair Employee’s ability to obtain other employment following the termination (voluntary or involuntary) of Employee’s employment with ARAMARK. Further, Employee acknowledges that the provisions set forth in this Article 2 shall apply if Employee’s employment is involuntarily terminated by ARAMARK for Cause; as a result of the elimination of employee’s position; for performance-related issues; or for any other reason or no reason at all.

ARTICLE 3. NON-SOLICITATION: During the period of Employee’s employment with ARAMARK and for a period of two years following the termination of Employee’s employment, regardless of the reason for termination, Employee shall not, directly or indirectly: (i) induce or encourage any employee of ARAMARK to leave the employ of ARAMARK, (ii) hire any individual who was an employee of ARAMARK as of the date of Employee’s termination of employment or within a six month period prior to such date, or (iii) induce or encourage any customer, client, supplier or other business relation of ARAMARK to cease or reduce doing business with ARAMARK or in any way interfere with the relationship between any such customer, client, supplier or other business relation and ARAMARK.

ARTICLE 4. DISCOVERIES AND WORKS: Employee hereby irrevocably assigns, transfers, and conveys to ARAMARK to the maximum extent permitted by applicable law Employee’s right, title and interest now or hereinafter acquired, in and to all Discoveries and Works (as defined below) created, invented, designed, developed, improved or contributed to by Employee, either alone or jointly with others, while employed by ARAMARK and within the scope of Employee’s employment and/or with the use of ARAMARK’s resources. The terms “Discoveries and Works” include all works of authorship, inventions, intellectual property, materials, documents, or other work product (including, without limitation, Proprietary Information, patents and patent applications, patentable inventions, research, reports, software, code, databases, systems, applications, presentations, textual works, graphics and audiovisual materials). Employee shall have the burden of proving that any materials or works created, invented, designed, developed, contributed to or improved by Employee that are implicated by or relevant to employment by ARAMARK are not implicated by this provision. Employee agrees to (i) keep accurate records and promptly notify, make full disclosure to, and execute and deliver any documents and to take any further actions requested by ARAMARK to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder, and (ii) renounce any and all claims, including, without limitation, claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by ARAMARK. Any Discoveries and Works that, within six months after the termination of Employee’s employment with ARAMARK, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by Employee and which pertain to the business carried on or products or services being sold or developed by ARAMARK at the time of such termination shall, as between Employee and ARAMARK, be presumed to have been made during such employment with ARAMARK. Employee acknowledges that, to the fullest extent permitted by law, all Discoveries and Works shall be deemed “works made for hire” under the Copyright Act of 1976, as amended, 17 U.S.C. Section 101. Employee hereby grants ARAMARK a perpetual, nonexclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) in any Works and Discoveries, for all purposes in connection with ARAMARK’s current and future business, that Employee has created, invented, designed, developed, improved or contributed to prior to Employee’s employment with ARAMARK that are relevant to or implicated by such employment (“Prior Works”). Any Prior Works are disclosed by Employee in Schedule 1.

ARTICLE 5. REMEDIES: Employee acknowledges that in the event of any violation by Employee of the provisions set forth in Articles 1, 2, 3 or 4 above, ARAMARK will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to fully remedy by an action at law for money damages. Accordingly, Employee agrees that, in the event of such violation or threatened violation by Employee, ARAMARK shall be entitled to an injunction before trial before any court of competent jurisdiction as a matter of course upon the posting of not more than a nominal bond, in addition to all such other legal and equitable remedies as may be available to ARAMARK. If ARAMARK is required to enforce the provisions set forth in Articles 2 and 3 above by seeking an injunction, Employee agrees that the relevant time periods set forth in Articles 2 and 3 shall commence with the entry of the injunction. Employee further agrees that, in the event any of the provisions of this Agreement are determined by a court of competent jurisdiction to be invalid, illegal, or for any reason unenforceable as written, such court shall substitute a valid provision which most closely approximates the intent and purpose of the invalid provision and which would be enforceable to the maximum extent permitted by law.

ARTICLE 6. POST-EMPLOYMENT BENEFITS:

A.	If Employee’s employment is terminated by ARAMARK for any reason other than Cause, Employee shall be entitled to the following post-employment benefits:

1.	Severance Pay: Employee shall receive severance payments equivalent to Employee’s monthly base salary as of the effective date of termination for the number of months set forth on the following schedule:

Years of Continuous Service with ARAMARK (or with any of its Predecessor Corporations or its Parent) Completed from Last Hire Date	Months of Severance Pay
Less than 2	6
2	9
3	12
4	15
5 or More	18

Severance payments shall commence with the Employee’s effective date of termination and shall be made in accordance with ARAMARK’s normal payroll cycle. The period during which Employee receives severance payments shall be referred to as the “Severance Pay Period.”

2.	Other Post-Employment Benefits

(a)	Basic Group medical and life insurance coverages shall continue under then prevailing terms during the Severance Pay Period; provided, however, that if Employee becomes employed by a new employer during that period, continuing coverage from ARAMARK will become secondary to any coverage afforded by the new employer. Employee’s share of the premiums will be deducted from Employee’s severance payments. Basic Group medical coverage provided during such period shall be applied against ARAMARK’s obligation to continue group medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Upon termination of basic group medical and life coverages, Employee may convert such coverages to individual policies to the extent allowable under the terms of the plans providing such coverages.

(b)

If, at the time of termination, ARAMARK is providing Employee with a leased vehicle, then ARAMARK will continue to provide the leased vehicle through the Severance Pay Period under the same terms and conditions as in effect at the time of the Employee’s termination. At the expiration of the Severance Pay Period, Employee must return the leased vehicle to ARAMARK unless the Employee elects to purchase the vehicle in accordance with the Executive Leadership Council policy then in effect. If Employee is receiving a car allowance at the time of the Employee’s termination, such car allowance will continue to be paid through the Severance Pay Period. At the expiration of the Severance Pay Period, the Employee will cease being paid a car allowance.

(c)	Employee’s eligibility to participate in all other benefit and compensation plans, including, but not limited to the Management Incentive Bonus, Long Term Disability, any nonqualified retirement plans, and any stock option or ownership plans, shall terminate as of the effective date of Employee’s termination unless provided otherwise under the terms of a particular plan, provided, however, that participation in plans and programs made available solely to Executive Leadership Council members, including, but not limited to the Executive Leadership Council Medical Plan, shall cease as of the effective date of termination or the date Employee’s Executive Leadership Council membership ceases, whichever occurs first. Employee, however, shall have certain rights to continue the Executive Leadership Council Medical Plan under COBRA.

B.

Termination for “Cause” shall be defined as termination of employment due to: (i) conviction or plea of guilty or nolo contendere to a felony, (ii) intentional fraud or dishonesty with respect to ARAMARK that causes material and demonstrable harm to ARAMARK, (iii) willful and continuous failure to perform lawfully assigned duties that are consistent with the Employee’s position with ARAMARK, (iv) willful violation of

ARAMARK’s Business Conduct Policy that causes material harm to ARAMARK or its business reputation, or (v) intentionally working against the best interests of ARAMARK; in any case of conduct described in clause (ii)-(v), only if such conduct continues beyond ten business days after receipt by the Employee from ARAMARK of a written demand to cure such conduct.

C.	If Employee is terminated by ARAMARK for reasons other than Cause, Employee will receive the severance payments and other post-employment benefits during the Severance Pay Period even if Employee commences other employment during such period provided such employment does not violate the terms of Article 2, and subject to the provisions of Article 6.F.

D.	Subject to the provisions of this Agreement (including, without limitation, that this Article 6D is superseded by the terms of Exhibit A on and after the occurrence of a Change of Control as defined therein), if Employee terminates employment with ARAMARK for “Good Reason” (as such term is defined in Exhibit A) at any time prior to January 26, 2010, Employee will not be entitled to any severance payments or benefits described in Article 6.A.1 above, but Employee will be entitled to receive medical, life insurance and disability coverages at the level provided to Employee immediately prior to January 26, 2007, until the second anniversary of the date of termination of Employee’s employment, provided, however, that if Employee becomes employed by a new employer, continuing coverage from the Company will become secondary to any coverage afforded by the new employer.

E.	In addition to the remedies set forth in Article 5, ARAMARK reserves the right to terminate all severance payments and other post-employment benefits if Employee violates the covenants set forth in Articles 1, 2, 3 or 4 above in any material respect.

F.	Employee’s receipt of severance and other post-employment benefits under this Agreement is contingent on (i) Employee’s execution of a release in a form reasonably acceptable to ARAMARK, except that such release shall not include any claims by Employee to enforce Employee’s rights under, or with respect to, (1) this Agreement (including the attached Exhibit A), (2) the Certificate of Incorporation and By-laws of ARAMARK or any parent corporation thereof, (3) any indemnification agreement between the Employee and any of ARAMARK or any parent corporation thereof, (4) Section 5.8 of the Merger Agreement referred to in Article 8.B below, (5) the Stockholders Agreement dated on or about January 26, 2007 among ARAMARK Holdings Corporation and the holders party thereto (the “Stockholders Agreement”) and any other agreement referenced therein (including the Registration Rights and Coordination Committee Agreement entered into by ARAMARK Holdings Corporation and the holders party thereto), and the ARAMARK Holdings Corporation 2007 Management Stock Incentive Plan and any award agreements granted thereunder, including the Restricted Stock Award Agreement, or (6) any ARAMARK benefit plan pursuant to its terms, and (ii) the expiration of the applicable Age Discrimination in Employment Act revocation period without such release being revoked by Employee; provided, however, that this Article 6.E no longer shall apply following a Change of Control (as defined in the attached Exhibit A).

ARTICLE 7. TERM OF EMPLOYMENT: Employee acknowledges that ARAMARK has the right to terminate Employee’s employment at any time for any reason whatsoever, provided, however, that any termination by ARAMARK for reasons other than Cause shall result in the severance and the post-employment benefits described in Article 6 above, to become due in accordance with the terms of this Agreement subject to the conditions set forth in this

Agreement. Employee further acknowledges that the severance payments made and other benefits provided by ARAMARK are in full satisfaction of any obligations ARAMARK may have resulting from ARAMARK’s exercise of its right to terminate Employee’s employment, except for those obligations which are intended to survive termination such as the payments to be made pursuant to retirement plans, deferred compensation plans, conversion of insurance, and the plans and other documents and agreements referred to in Article 6.F above.

ARTICLE 8. MISCELLANEOUS:

A.	As used throughout this Agreement, ARAMARK includes ARAMARK Corporation and its subsidiaries and affiliates or any corporation, joint venture, or other entity in which ARAMARK Corporation or its subsidiaries or affiliates has an equity interest in excess of ten percent (10%).

B.	Notwithstanding anything to the contrary contained herein, Employee shall, after any termination of employment for Good Reason by Employee or other than for Cause by ARAMARK, retain all rights to indemnification under applicable law or any agreement (including, without limitation, the Stockholders Agreement), or under the Company’s Certificate of Incorporation or By-Laws at a level that is at least as favorable to the Employee as that currently provided. In addition, the Company shall maintain Director’s and Officer’s liability insurance on behalf of Employee, at the level in effect immediately prior to such date of termination, for the three-year period following the date of termination, and throughout the period of any applicable statute of limitations and for such further period as may be referenced under Section 5.8 of the Agreement and Plan of Merger by and among RMK Acquisition Corporation, RMK Finance LLC and ARAMARK Corporation dated August 8, 2006 (the “Merger Agreement”).

C.	In the event that it is reasonably determined by ARAMARK that, as a result of the deferred compensation tax rules under Section 409A of the Internal Revenue Code of 1986, as amended (and any related regulations or other pronouncements thereunder) (“the Deferred Compensation Tax Rules”), any of the payments and benefits that Employee is entitled to under the terms of this Agreement (including under Exhibit A) may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Employee to be subject to tax under the Deferred Compensation Tax Rules, ARAMARK shall, in lieu of providing such payment or benefit when otherwise due under this Agreement, instead provide such payment or benefit on the first day on which such provision would not result in Employee incurring any tax liability under the Deferred Compensation Tax Rules; which day, if Employee is a “specified employee” within the meaning of the Deferred Compensation Tax Rules, shall be the first day following the six-month period beginning on the date of Employee’s termination of employment; provided, further, that to the extent that the amount of payments due under Article 6.A are not subject to the Deferred Compensation Tax Rules by virtue of the application of Treas. Reg Sec. 1.409A-1(b)(9)(iii)(A), such payments may be made prior to the expiration of such six-month period. In addition, in the event that any payments or benefits that ARAMARK would otherwise be required to provide under this Agreement cannot be provided in the manner contemplated herein without subjecting Employee to tax under the Deferred Compensation Tax Rules, ARAMARK shall provide such intended payments or benefits to Employee in an alternative manner that conveys an equivalent economic benefit to Employee as soon as practicable as may otherwise be permitted under the Deferred Compensation Tax Rules. For purposes of the Deferred Compensation Tax Rules, each payment made under this Agreement (including, without limitation, each installment payment due under Article 6.A) shall be designated as a “separate payment” within the meaning of the Deferred Compensation Tax Rules.

D.	Notwithstanding anything else set forth in this Agreement (including Exhibit A) to the contrary, the provisions of Sections 5, 7 and 9 of Exhibit A shall, in addition to its application as provided for in Exhibit A, apply with respect to any Payment (as such term is defined therein) provided to Employee in connection with the closing of the transactions contemplated under the Merger Agreement.

E.	In the event of a Change of Control as defined in the attached Exhibit A, the provisions of Exhibit A shall apply to Employee. Further, pursuant to the Deferred Compensation Tax Rules, ARAMARK, in its discretion, is permitted to accelerate the time and form of payments provided under the deferred compensation arrangement set forth in this Agreement (including Exhibit A), where the right to the payment arises due to a termination of the arrangement within the 30 days preceding or the 12 months following a change in control event (as defined in the Deferred Compensation Tax Rules).

F.

If Employee’s employment with ARAMARK terminates solely by reason of a transfer of stock or assets of, or a merger or other disposition of, a subsidiary of ARAMARK (whether direct or indirect), such termination shall not be deemed a termination of employment by ARAMARK for purposes of this Agreement, provided that ARAMARK requires the subsequent employer, by agreement, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that ARAMARK would be required to perform it if no such transaction had taken place. In such case, Employee acknowledges and agrees that ARAMARK may assign this Agreement and ARAMARK’s rights hereunder, and particularly Articles 1, 2, 3 and 4, in its sole discretion and without advance approval by Employee. In such case, Employee agrees that ARAMARK may assign this Agreement and all references to “ARAMARK” contained in this Agreement shall thereafter be deemed to refer to the subsequent employer.

G.	Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise.

H.	This Agreement shall supersede and substitute for any previous post-employment or severance agreement between Employee and ARAMARK.

I.	In the event any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

J.	The terms of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof. For purposes of any action or proceeding, Employee irrevocably submits to the non-exclusive jurisdiction of the courts of Pennsylvania and the courts of the United States of America located in Pennsylvania for the purpose of any judicial proceeding arising out of or relating to this Agreement, and acknowledges that the designated fora have a reasonable relation to the Agreement and to the parties’ relationship with one another. Notwithstanding the provisions of this Article 8.J, ARAMARK may, in its discretion, bring an action or special proceeding in any court of competent jurisdiction for the purpose of seeking temporary or preliminary relief pending resolution of a dispute.

K.

Employee expressly consents to the application of Article 8.J to any judicial action or proceeding arising out of or relating to this Agreement. ARAMARK shall have the right to serve legal process upon Employee in any manner permitted by law. In addition, Employee irrevocably appoints the General Counsel of ARAMARK Corporation (or any successor) as Employee’s agent for service of legal process in connection with any such action or proceeding and Employee agrees that service of legal process upon such agent, who shall promptly advise Employee of any such service of legal process at the address of Employee then in the records of ARAMARK, shall be deemed in every respect effective service of legal process upon Employee in any such action or proceeding.

L.	Employee hereby waives, to the fullest extent permitted by applicable law, any objection that Employee now or hereafter may have to personal jurisdiction or to the laying of venue of any action or proceeding brought in any court referenced in Article 8.J and hereby agrees not to plead or claim the same.

M.	Notwithstanding any other provision of this Agreement, ARAMARK may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Employee hereunder.

N.	Employee and ARAMARK acknowledge that for purposes of Article 6, Employee’s last hire date with ARAMARK is [ ].

O.	This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Employee, and their respective heirs, legal representatives, successors and assigns. Employee acknowledges and agrees that this Agreement, including its provisions on post-employment restrictions, is specifically assignable by ARAMARK. Employee hereby consents to such future assignment and agrees not to challenge the validity of such future assignment.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be signed.

Date:	ARAMARK CORPORATION

	By:	/s/ Lynn McKee
Lynn McKee

By:

Schedule 1

Prior Works*

*	If no Prior Works are listed, Employee certifies that there are none.

EXHIBIT A

TERMINATION PROTECTION PROVISIONS

THIS is an Exhibit A to, and forms a part of, the ARAMARK Corporation Agreement Relating to Employment and Post-Employment Competition between                                          (the “Executive”) and ARAMARK Corporation.

1.	Defined Terms.

Unless otherwise indicated, capitalized terms used in this Exhibit which are defined in Schedule A shall have the meanings set forth in Schedule A.

2.	Effective Date; Term.

This Exhibit shall be effective as of May [ ], 2007 (the “Effective Date) and shall remain in effect until the later of three years following a Change of Control and the date that all of the Company’s obligations under this Exhibit have been satisfied in full.

3.	Change of Control Benefits.

If Executive’s employment with the Company is terminated at any time within the three years following a Change of Control by the Company without Cause, or by Executive for Good Reason (the effective date of either such termination hereafter referred to as the “Termination Date”), Executive shall be entitled to the payments and benefits provided hereafter in this Section 3 and as set forth in this Exhibit. If Executive’s employment by the Company is terminated prior to a Change of Control by the Company (i) at the request of a party (other than the Company) involved in the Change of Control or (ii) otherwise in connection with or in anticipation of a Change of Control that subsequently occurs, Executive shall be entitled to the benefits provided hereafter in this Section 3 and as set forth in this Exhibit, and Executive’s Termination Date shall be deemed to have occurred immediately following the Change of Control. Payment of benefits under this Exhibit shall be in addition to, and not in lieu of, any benefits payable under the ARAMARK Corporation Agreement Relating to Employment and Post-Employment Competition of which this Exhibit is a part, except as provided in Section 3(b) hereof. Notice of termination without Cause or for Good Reason shall be given in accordance with Section 13, and shall indicate the specific termination provision hereunder relied upon, the relevant facts and circumstances and the Termination Date.

a.	Severance Payments. The Company shall pay Executive cash benefits equal to:

(1)

two times Executive’s Base Salary in effect on the date of the Change of Control or the Termination Date, whichever is higher; provided that if any reduction of the Base Salary has occurred, then the Base Salary on either date shall be as in effect immediately prior to such reduction, payable in regular installments at such times as would otherwise be the Company’s usual payroll practice over a period of two years; and

(2)	the higher of: (A) two times Executive’s Target Bonus in effect on the date of the Change of Control or the Termination Date, whichever is greater; or (B) two times Executive’s most recent actual annual bonus, payable in either case ratably in regular installments at the same time as payments are made to Executive under Section 3(a)(1) above; provided that if any reduction of the Target Bonus has occurred, then the Target Bonus on either date shall be as in effect immediately prior to such reduction; and

(3)	Executive’s Target Bonus (as determined in (2), above) multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed by the Company in the Company fiscal year in which the Termination Date occurs and the denominator of which shall equal 365, payable as a cash lump sum within forty days after the Termination Date; and

(4)	in the case of a termination of employment by Executive for Good Reason, an amount equal to the severance pay specified in Article 6.A.1. of the attached Management Committee Agreement (as defined in Section 8 hereof), payable according to the schedule set forth therein, determined as if Executive’s employment had been terminated by ARAMARK without Cause on the Termination Date.

b.	Continuation of Benefits. Until the second anniversary of the Termination Date, the Company shall at its expense provide Executive and Executive’s spouse and dependents with medical, life insurance and disability coverages at the level provided to Executive immediately prior to the Change of Control; provided, however, that if Executive becomes employed by a new employer, continuing coverage from the Company will become secondary to any coverage afforded by the new employer. In the event benefits are continued under this Section 3(b), such continued benefits shall be in lieu of those specified in Article 6.A.2.a of the attached Management Committee Agreement (as defined in Section 8 hereof).

c.

Payment of Earned But Unpaid Amounts. Within forty days after the Termination Date, the Company shall pay Executive the Base Salary through the Termination Date, any Bonus earned but unpaid as of the Termination Date for any previously completed fiscal year of the Company, to the extent not previously deferred under a particular deferred compensation plan, and reimbursement for any unreimbursed expenses properly incurred by Executive in accordance with Company policies prior to the Termination Date. Executive shall also receive such employee benefits, if any, to which Executive may be entitled from time to time under the employee benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy (payments and benefits in this subsection (c), the “Accrued Benefits”).

d.	Outplacement Counseling. For the two-year period following the Termination Date (or, if earlier, the date Executive first obtains full-time employment after the Termination Date), the Company shall reimburse all reasonable expenses incurred by Executive for professional outplacement services by qualified consultants selected by Executive, in an amount not to exceed 20% of the Executive’s Base Salary in effect on the date of the Change of Control or the Termination Date, whichever is higher. All such reimbursement payments shall be made prior to the last day of the second calendar year following the calendar year in which the Termination Date occurs.

e.	Vesting of Other Benefits. Executive shall be entitled to such accelerated vesting of outstanding equity-based awards or retirement plan benefits as is specified under the terms of the applicable plans, agreements and arrangements.

4.	Mitigation.

Executive shall not be required to mitigate damages or the amount of any payment provided for under this Exhibit by seeking other employment or otherwise, and, subject to Section 3(b), compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Exhibit. No amounts payable under this Exhibit shall be subject to reduction or offset in respect of any claims which the Company (or any other person or entity) may have against Executive.

5.	Gross-Up.

a.	In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any of its affiliates, or one or more trusts established by the Company for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Exhibit, or otherwise) (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

b.	All determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within ten business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to Executive (or to the appropriate taxing authority on Executive’s behalf) when due. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due (“Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 5(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

c.

Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the

Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

d.

If, after the receipt by Executive of an amount paid or advanced by the Company pursuant to this Section 5, Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the Company’s complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

6.	Termination for Cause.

Nothing in this Exhibit shall be construed to prevent the Company from terminating Executive’s employment for Cause. If Executive is terminated for Cause, the Company shall have no obligation to make any payments under this Exhibit, except for the Accrued Benefits.

7.	Indemnification; Director’s and Officer’s Liability Insurance.

Executive shall, after the Termination Date, retain all rights to indemnification under applicable law, any agreements, (including without limitation, the Stockholders Agreement), or under the Company’s Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time. In addition, the Company shall maintain Director’s and Officer’s liability insurance on behalf of Executive, at the level in effect immediately prior to the Termination Date, for the three year period following the Termination Date, and throughout the period of any applicable statute of limitations and for any longer period required pursuant to the Agreement and Plan of Merger by and among RMK Acquisition Corporation, RMK Finance LLC and ARAMARK Corporation dated August 8, 2006 or any other agreement.

8.	Executive Covenants.

This is an Exhibit A to, and forms a part of, an agreement with the Company relating to employment and post-employment competition (the “Management Committee Agreement”). This Exhibit shall not diminish in any way Executive’s rights under the terms of such Management Committee Agreement, except that Executive’s receipt of benefits under this Exhibit is contingent upon Executive’s compliance in all material respects with all of the terms and conditions of the Management Committee Agreement.

9.	Costs of Proceedings.

Each party shall pay its own costs and expenses in connection with any legal proceeding (including arbitration), relating to the interpretation or enforcement of any provision of this Exhibit, except that the Company shall pay such costs and expenses, including attorneys’ fees and disbursements, of Executive if Executive prevails on a substantial portion of the claims in such proceeding.

10.	Assignment.

Except as otherwise provided herein, this Exhibit shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Exhibit shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement, expressly to assume and agree to perform this Exhibit in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 10 shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

11.	Withholding.

Notwithstanding any other provision of this Exhibit, the Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.

12.	Applicable Law.

This Exhibit shall be governed by and construed in accordance with the laws of the State of Pennsylvania, without regard to conflicts of laws principles thereof.

13.	Notice.

For the purpose of this Exhibit, any notice and all other communication provided for in this Exhibit shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

ARAMARK Corporation

ARAMARK Tower

1101 Market Street

Philadelphia, Pennsylvania 19107

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

14.	Entire Agreement; Modification.

This Exhibit constitutes the entire agreement between the parties and, except as expressly provided herein or in section 6F of the Management Committee Agreement or in any benefit plan of the Company or of any of its affiliates, supersedes all other prior agreements expressly concerning the effect of a Change of Control occurring after the date of this Agreement with respect to the relationship between the Company and Executive. This Exhibit is not, and nothing herein shall be deemed to create, a contract of employment between the Company and Executive. This Exhibit may be changed only by a written agreement executed by the Company and Executive.

15.	Severability.

In the event any one or more of the provisions of this Exhibit shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not be affected thereby.

Schedule A

CERTAIN DEFINITIONS

As used in this Exhibit, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

1.	“Act” means the Securities Exchange Act of 1934, as amended.

2.	“Affiliate” shall have the meaning set forth in the Stockholders Agreement.

3.	“Base Salary” means Executive’s annual rate of base salary in effect on the date in question.

4.	“Bonus” means the amount payable to Executive under the Company’s applicable annual bonus plan with respect to a fiscal year of the Company.

5.	“Cause” means “cause” as defined in the Management Committee Agreement of which this Schedule A forms a part.

6.	“Change of Control” means the first to occur of any of the following:

(i) The acquisition by any individual entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than the Investor Groups and their Affiliates (the “Permitted Holders”), directly or indirectly, of beneficial ownership of equity securities of the Company representing more than 50% of the voting power of the then-outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following shall not constitute a Change of Control: (A) any acquisition by the Company or any Sponsor Stockholder, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (C) any acquisition by any Person pursuant to a transaction which complies with clauses (A) and (B) of subsection (ii) below; or

(ii) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) all or substantially all of the beneficial owners of the Company Voting Securities immediately prior to such Business Combination beneficially own more than 50% of the then-outstanding combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination in substantially the same proportion (relative to each other) as their ownership immediately prior to such Business Combination of the Company Voting Securities, and (B) no Person (excluding the Permitted Holders) beneficially owns, directly or indirectly, more than a majority of the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination; or

(iii) A majority of the members of the Company’s Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the current members of the Company’s Board of Directors before such replacement or is not contemplated by the Stockholders Agreement as in effect on the date hereof.

Notwithstanding paragraphs (i) through (iii) above, in no event will a Change of Control be deemed to occur if the Permitted Holders maintain a direct or indirect Controlling Interest in the Company. A “Controlling Interest” in an entity shall mean beneficial ownership of more than 50% of the voting power of the outstanding equity securities of the entity.

7.	“Code” means the Internal Revenue Code of 1986, as amended.

8.	“Company” means ARAMARK Corporation or any of its parents and any successor or successors thereto.

9.	“Good Reason” means any of the following actions on or after a Change of Control, without Executive’s express prior written approval, other than due to Executive’s Permanent Disability or death:

(a)	any decrease in Base Salary or Target Bonus;

(b)	any decrease in Executive’s pension benefit opportunities or any material diminution in the aggregate employee benefits, in each case, afforded to the Executive immediately prior to the Change of Control, but not including any such decrease or diminution that is inadvertent and that is cured within 30 days following written notice of such decrease or diminution by Executive to the Company;

(c)	any diminution in Executive’s title or reporting relationship, or substantial diminution in duties or responsibilities (other than solely as a result of a Change of Control in which the Company immediately thereafter is no longer publicly held); or

(d)	any relocation of Executive’s principal place of business of 35 miles or more, other than normal travel consistent with past practice.

   Executive shall have twelve months from the time Executive first becomes aware of the existence of Good Reason to resign for Good Reason.

The Executive must provide notice to the Company of the existence of the condition described above within a period not to exceed 90 days of the initial existence of the condition, upon the notice of which the Company shall have a period of 30 days during which it may remedy the condition and not be required to pay the amount.

10.	“Permanent Disability” means “permanent disability” as defined in the Company’s long-term disability plan as in effect from time to time, or if there shall be no plan, the inability of Executive to perform in all material respects Executive’s duties and responsibilities to the Company or any affiliate for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period by reason of a physical or mental incapacity.

11.	“Permitted Holder” shall have the same meaning as set forth in the Stockholders Agreement.

12.	“Target Bonus” means the target Bonus established for Executive in respect of any given year, whether expressed as a percentage of Base Salary or a dollar amount.

Schedule 1

to Exhibit 10.1

Management Committee Members who are parties to Agreement Relation to

Employment and Post Employment Competition

Name	Number of Months of Severance as of 7/18/07
L. Frederick Sutherland	18
Andrew C. Kerin	18
Bart J. Colli	18
Lynn B. McKee	18
Ravi Saligram	15
Thomas J. Vozzo	18